EXHIBIT 14

XENETIC BIOSCIENCES, INC.

Code of Business Conduct and Ethics – Chief Executive Officer’s Message

_______________, 2014

Dear Colleague:

You will find attached hereto our Code of Business Conduct and Ethics in the booklet included with this letter. Our Code is a reaffirmation of Xenetic’s commitment to conducting its business ethically and to observing applicable laws, rules and regulations.

Xenetic’s reputation and continued success is dependent upon the conduct of its employees and directors. Each employee and director, as a custodian of Xenetic’s good name, has a personal responsibility to ensure that his or her conduct protects and promotes both the letter of the Code and its spirit of ethical conduct. Your adherence to these ethical principles is fundamental to our future success.

The Code cannot provide definitive answers to all questions. Accordingly, we expect each employee and director to exercise reasonable judgment to determine whether a course of action is consistent with our ethical standards and to seek guidance when appropriate. Your supervisor will often be the person who can provide you with thoughtful, practical guidance in your day-to-day duties. We have also appointed our Chief Financial Officer as our Compliance Officer, so you should feel free to ask questions or seek guidance from our Finance Department.

Please read the Code carefully. If you have any questions concerning the Code, please speak with your supervisor or a member of our Finance Department. [Once you have read the Code and understand it, please sign the enclosed acknowledgment and return it to our Finance Department.] You may also be asked periodically in succeeding years to confirm in writing that you have complied with the Code.

I entrust these principles and policies to you. Please give them your thoughtful and frequent attention.

Sincerely,

Michael Scott Maguire

President and Chief Executive Officer

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ACKNOWLEDGMENT

I acknowledge that I have reviewed and understand Xenetic Biosciences, Inc.’s Code of Business Conduct and Ethics (the “Code”) and agree to abide by the provisions of the Code.

Signature

Name (Printed or typed)

Position

Date

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Xenetic Biosciences, Inc.

Code of Business Conduct and Ethics

Introduction

Purpose and Scope

The Board of Directors of Xenetic Biosciences, Inc. (together with its subsidiaries existing from time to time, “Xenetic”) established this Code of Business Conduct and Ethics to aid Xenetic’s directors, officers and employees in making ethical and legal decisions when conducting Xenetic’s business and performing their day-to-day duties.

Xenetic’s Board of Directors or a committee of the Board is responsible for administering the Code. The Board of Directors has delegated day-to-day responsibility for administering and interpreting the Code to a Compliance Officer. Our Chief Financial Officer has been appointed as our Compliance Officer under this Code.

Xenetic expects its directors, officers and employees to exercise reasonable judgment when conducting its business. Xenetic encourages its directors, officers and employees to refer to this Code frequently to ensure that they are acting within both the letter and the spirit of this Code. Xenetic also understands that this Code will not contain the answer to every situation you may encounter or every concern you may have about conducting Xenetic’s business ethically and legally. In these situations, or if you otherwise have questions or concerns about this Code, we encourage each officer and employee to speak with his or her supervisor (if applicable) or, if you are uncomfortable doing that, with the Compliance Officer under this Code, or another member of our Finance Department.

Contents of this Code

This Code has two sections which follow this Introduction. The first section, “Standards of Conduct,” contains the actual guidelines that our directors, officers and employees are expected to adhere to in the conduct of Xenetic’s business. The second section, “Compliance Procedures,” contains specific information about how this Code functions including who administers the Code, who can provide guidance under the Code and how violations may be reported, investigated and punished. This section also contains a discussion about waivers of and amendments to this Code.

A Note About Other Obligations

Xenetic’s directors, officers and employees generally have other legal and contractual obligations to Xenetic. This Code is not intended to reduce or limit the other obligations that you may have to Xenetic. Instead, the standards in this Code should be viewed as the minimum standards that we expect from our directors, officers and employees in the conduct of our business.

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Standards of Conduct

Conflicts of Interest

Xenetic recognizes and respects the right of its directors, officers and employees to engage in outside activities which they may deem proper and desirable, provided that these activities do not impair or interfere with the performance of their duties to Xenetic or their ability to act in Xenetic’s best interests. In most, if not all, cases this will mean that our directors, officers and employees must avoid situations that present a potential or actual conflict between their personal interests and our interests.

A “conflict of interest” occurs when a director’s, officer’s or employee’s personal interest interferes with our interests. Conflicts of interest may arise in many situations. For example, conflicts of interest can arise when a director, officer or employee takes an action or has an outside interest, responsibility or obligation that may make it difficult for him or her to perform the responsibilities of his or her position objectively and/or effectively in Xenetic’s best interests. Conflicts of interest may also occur when a director, officer or employee or his or her immediate family member receives some personal benefit (whether improper or not) as a result of the director’s, officer’s or employee’s position with Xenetic. Each individual’s situation is different and in evaluating his or her own situation, a director, officer or employee will have to consider many factors.

Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Compliance Officer. The Compliance Officer may notify the Board of Directors or a committee thereof as he or she deems appropriate.

Compliance with Laws, Rules and Regulations

Xenetic seeks to conduct its business in compliance with applicable laws, rules and regulations. No director, officer or employee shall engage in any unlawful activity in conducting Xenetic’s business or in performing his or her day-to-day company duties, nor shall any director, officer or employee instruct others to do so.

Protection and Proper Use of Xenetic’s Assets

Loss, theft and misuse of Xenetic’s assets has a direct impact on Xenetic’s business and its profitability. Employees, officers and directors are expected to protect Xenetic’s assets that are entrusted to them and to protect Xenetic’s assets in general. Employees, officers and directors are also expected to take steps to ensure that Xenetic’s assets are only used for legitimate business purposes.

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Corporate Opportunities

Employees, officers and directors owe a duty to Xenetic to advance its legitimate business interests when the opportunity to do so arises. Each employee, officer and director is prohibited from:

•	diverting to himself or herself or to others any opportunities that are discovered through the use of Xenetic’s property or information as a result of his or her position with Xenetic unless such opportunity has first been presented to, and rejected by, Xenetic;
•	using Xenetic’s property or information or his or her position for improper personal gain; or
•	competing with Xenetic.

Confidentiality

Confidential information generated and gathered in Xenetic’s business plays a vital role in Xenetic’s business, prospects and ability to compete. “Confidential information” includes all non-public information that might be of use to competitors or harmful to Xenetic or its customers if disclosed. Directors, officers and employees may not disclose or distribute Xenetic’s confidential information, except when disclosure is authorized by Xenetic or required by applicable law, rule or regulation or pursuant to an applicable legal proceeding. Directors, officers and employees shall use confidential information solely for legitimate business purposes. Directors, officers and employees must return all of Xenetic’s confidential and/or proprietary information in their possession to Xenetic when they cease to be employed by or to otherwise serve Xenetic.

Fair Dealing

Competing vigorously, yet lawfully, with competitors and establishing advantageous, but fair, business relationships with customers and suppliers is a part of the foundation for long-term success. However, unlawful and unethical conduct, which may lead to short-term gains, may damage a company’s reputation and long-term business prospects. Accordingly, it is Xenetic’s policy that directors, officers and employees must endeavor to deal ethically and lawfully with Xenetic’s customers, suppliers, competitors and employees in all business dealings on Xenetic’s behalf. No director, officer or employee should take unfair advantage of another person in business dealings on our behalf through the abuse of privileged or confidential information or through improper manipulation, concealment or misrepresentation of material facts.

Accuracy of Records

The integrity, reliability and accuracy in all material respects of Xenetic’s books, records and financial statements is fundamental to Xenetic’s continued and future business success. No director, officer or employee may cause us to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. In addition, no director, officer or employee may create any false or artificial documentation or book entry for any transaction entered into by Xenetic. Similarly, officers and employees who have responsibility for accounting and financial reporting matters have a responsibility to accurately record all funds, assets and transactions on our books and records.

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Quality of Public Disclosures

Xenetic is committed to providing its shareholders with information about its financial condition and results of operations as required by the securities laws of the United States. It is Xenetic’s policy that the reports and documents it files with or submits to the Securities and Exchange Commission, and its earnings releases and similar public communications made by Xenetic, include fair, timely and understandable disclosure. Officers and employees who are responsible for these filings and disclosures, including Xenetic’s principal executive, financial and accounting officers, must use reasonable judgment and perform their responsibilities honestly, ethically and objectively in order to ensure that this disclosure policy is fulfilled. Xenetic’s senior management is primarily responsible for monitoring Xenetic’s public disclosure.

Bribes, Kickbacks and Other Improper Payments

Xenetic does not permit or condone bribes, kickbacks or other improper payments, transfers or receipts. No director, officer or employee should offer, give, solicit or receive any money or other item of value for the purpose of obtaining, retaining or directing business or bestowing or receiving any kind of favored treatment. In particular, the U.S. Foreign Corrupt Practices Act (FCPA) prohibits any U.S. individual or business from authorizing, offering or paying money or anything of value, directly or indirectly, to any foreign official or employee, political party, or candidate for public office for the purpose of obtaining or maintaining business or for any other business advantage. Violation of the FCPA could subject Xenetic and its individual directors, officers and employees to serious fines and criminal penalties.

Compliance Procedures

Communication of Code

All directors, officers and employees will be supplied with a copy of the Code upon beginning service at Xenetic and will be asked to review and sign an acknowledgment regarding the Code on a periodic basis. Updates of the Code will be provided from time to time. A copy of the Code is also available to all directors, officers and employees by requesting one from the human resources department or by accessing our website at www.xeneticbio.com.

Monitoring Compliance and Disciplinary Action

Xenetic’s management, under the supervision of its Board of Directors or a committee thereof or, in the case of accounting, internal accounting controls, auditing or securities law matters, the Audit Committee, shall take reasonable steps from time to time to (i) monitor compliance with the Code, and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code.

Disciplinary measures for violations of the Code will be determined in Xenetic’s sole discretion and may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service, and restitution.

Xenetic’s management shall periodically report to the Board of Directors or a committee thereof on these compliance efforts including, without limitation, periodic reporting of alleged violations of the Code and the actions taken with respect to any such violation.

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Reporting Concerns/Receiving Advice

Communication Channels

Be Proactive. Every employee is expected to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of Xenetic, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of Xenetic’s business or occurring on its property. If any employee believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code or any law, rule or regulation applicable to Xenetic, he or she must bring the matter to the attention of Xenetic.

Seeking Guidance. The best starting point for an officer or employee seeking advice on ethics-related issues or reporting potential violations of the Code will usually be his or her supervisor. However, if the conduct in question involves his or her supervisor, if the employee has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the officer or employee does not feel that he or she can discuss the matter with his or her supervisor, the employee may raise the matter with the Compliance Officer or the Finance Department.

Communication Alternatives. Any officer or employee may communicate with the Compliance Officer or the Finance Department by any of the following methods:

•	In writing (which may be done anonymously as set forth below under “Reporting; Anonymity; Retaliation”), addressed to the Compliance Officer or the Finance Department, by U.S. mail to Xenetic Biosciences, Inc., 99 Hayden Ave, Suite 230, Lexington, Massachusetts 02421; or
•	By e-mail to c.hill@xeneticbio.com (anonymity cannot be maintained).

Reporting Accounting, Securities Law and Similar Concerns. Any concerns or questions regarding potential violations of the Code, any other company policy or procedure or applicable law, rules or regulations involving accounting, internal accounting controls, auditing or securities law (including FCPA) matters should be directed to the Audit Committee or a designee of the Audit Committee. Officers and employees may communicate with the Audit Committee or its designee: in writing to: Audit Committee, Xenetic Biosciences, Inc., 99 Hayden Ave, Suite 230, Lexington, Massachusetts 02421.

Officers and employees may use the above method to communicate anonymously with the Audit Committee.

Cooperation. Employees are expected to cooperate with Xenetic in any investigation of a potential violation of the Code, any other company policy or procedure, or any applicable law, rule or regulation.

Misuse of Reporting Channels. Employees must not use these reporting channels in bad faith or in a false or unreasonable manner.

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Reporting; Anonymity; Retaliation

When reporting suspected violations of the Code, Xenetic prefers that officers and employees identify themselves in order to facilitate its ability to take appropriate steps to address the report, including conducting any appropriate investigation. However, we also recognize that some people may feel more comfortable reporting a suspected violation anonymously.

If an officer or employee wishes to remain anonymous, he or she may do so, and Xenetic will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, Xenetic may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should provide as much detail as possible to permit Xenetic to evaluate the matter(s) set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.

No Retaliation

Xenetic expressly forbids any retaliation against any officer or employee who, acting in good faith on the basis of a reasonable belief, reports suspected misconduct. Specifically, Xenetic will not discharge, demote, suspend, threaten, harass or in any other manner discriminate against, such an officer or employee in the terms and conditions of his or her employment. Any person who participates in any such retaliation is subject to disciplinary action, including termination.

Waivers and Amendments

No waiver of any provisions of the Code for the benefit of a director or an executive officer (which includes, without limitation, for purposes of this Code, Xenetic’s principal executive, financial and accounting officers) shall be effective unless (i) approved by the Board of Directors or, if permitted, a committee thereof, and (ii) if applicable, such waiver is promptly disclosed to Xenetic’s shareholders in accordance with applicable U.S. securities laws and/or the rules and regulations of the exchange or system on which Xenetic’s shares are traded or quoted, as the case may be.

Any waivers of the Code for other employees may be made by the Compliance Officer, the Board of Directors or, if permitted, a committee thereof.

All amendments to the Code must be approved by the Board of Directors or a committee thereof and, if applicable, must be promptly disclosed to Xenetic’s shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which Xenetic’s shares are traded or quoted, as the case may be.

Adopted [_________], 2014 subject to effectiveness of the Company’s Registration Statement on Form S-1.

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